CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 115 to Registration Statement No. 033-64872 on Form N-1A of our reports dated December 16, 2019, relating to the financial statements and financial highlights of Global Real Estate Fund, NT Global Real Estate Fund, and Real Estate Fund, three of the series of American Century Capital Portfolios, Inc. (the “Funds”), appearing in the Annual Report on Form N-CSR of American Century Capital Portfolios, Inc. for the year ended October 31, 2019, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
February 25, 2020